CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
The Bramwell Funds, Inc.


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 19, 2000 relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of the Bramwell Growth Fund and Bramwell Focus Fund (both of the portfolios which constitute The Bramwell Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Experts", "Independent Certified Public Accountants", "Financial Highlights", and "Other Services" in such Registration Statement.



PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
October 27, 2000